Exhibit 107

Calculation of Filing Fee Tables

FORM PRE 14A
(Form Type)

Global Consumer Acquisition Corp
(Exact Name of Registrant as Specified in its Charter)

Title of each class of securities to be registered	Aggregate number of securities to which transaction applies	Proposed maximum aggregate value of transaction(2)	Total fee(3)
Common stock, par value $0.0001 per share(1)	14,300,000	$470,000,000	$43,569

(1)	Based on the maximum number of 14,300,000 shares of GACQ’s common stock being issued to TGP Trading FZCO, which is subject to adjustment as described elsewhere herein. Assuming the issuance of 14,300,000 shares, there would be 37,582,362 shares of GACQ’s common stock to be issued and outstanding.

(2)	The proposed maximum aggregate value of the transaction was based on a combined enterprise value of $200,000,000 for Luminex Home Decor & Fragrance Holding Corporation and $270,000,000 for GP Global Limited, which enterprise values are subject to a downward adjustment determined prior to the closing by GACQ but in any event shall not be less than a total of $380,000,000, according to certain stock purchase agreements entered into and between GACQ and Luminex Home Decor & Fragrance Holding Corporation on December 13, 2021, and between GACQ and GP Global Limited on December 13, 2021, respectively.

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.